Exhibit 10.13

CONFIDENTIAL

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”) is made and entered into as of [•] (the “Effective Date”), by and between Lennar-Millrose HOPP’R, LLC, a Delaware limited liability company (“Sublicensor”), and Millrose Properties Holdings, LLC, a Delaware limited liability company (“Millrose” or “Sublicensee”). Sublicensor and Sublicensee are referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Lennar Corporation (“Lennar”) distributed all of the outstanding shares of common stock of Millrose Properties, Inc. to Lennar’s Class A and Class B stockholders in a taxable spin-off, which caused Millrose Properties, Inc. to be an independent, publicly traded company that will engage, through its subsidiaries, in land purchases, horizontal development, and homesite option purchase agreements for Lennar, certain entities with which Lennar has a business relationship or in which Lennar has an ownership interest, and, potentially, other home builders and developers;

WHEREAS, pursuant to the License Agreement by and between Sublicensor and Lennar HOPP’R, LLC (“Licensor”), dated as of the date hereof (the “License Agreement”), Sublicensor has the right to use the HOPP’R (as defined in Section 1.1) and related intellectual property and trademark rights exclusively for the benefit of Millrose;

WHEREAS, the HOPP’R is useful to the operation and management of Millrose and its Affiliates;

WHEREAS, under the License Agreement, Sublicensor has the right to sublicense its rights to use the HOPP’R to Sublicensee; and

WHEREAS, Sublicensor wishes to grant to Sublicensee, and Sublicensee wishes to receive from Sublicensor, the right to use the HOPP’R for Sublicensee’s internal business purposes, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises recited in this Agreement as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with that Party; where “control” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person.

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“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in New York, NY.

“Confidential Information” means, with respect to a Party, all technical or business information (and documentation) of that Party and its Affiliates and its and their clients, customers, suppliers (including contractors), and other third parties doing business with that Party or its Affiliates, whether disclosed to, accessed by, or otherwise learned by the other Party, including: (a) the terms and conditions of this Agreement; (b) all information marked as confidential (or with words of similar meaning); (c) all information that by its substance is reasonably implied to be confidential; (d) anything developed by reference to the information described in this definition; (e) “inside information,” including material, nonpublic, price-sensitive corporate or market information relating to that Party and its Affiliates and its and their clients, customers, suppliers (including contractors), and other third parties doing business with that Party, that is acquired in connection with this Agreement; and (f) all Know-How and other confidential Intellectual Property or similar proprietary rights related to or embodied in Licensed IP.

“Copyrights” means all published and unpublished works of authorship (including software); copyrights in and to those works, including development documentation, drawings, specifications, and data; registrations and applications for all of the above, including all renewals, extensions, restorations, and reversions thereof; and any applicable copies, adaptations, translations, updates, improvements, or modifications to, or derivative works of, any of the above.

“Effective Date” has the meaning set forth in the preamble.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, branch, agency, or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“HOPP’R” means that certain Homesite Option Purchase Platform, which consists of a comprehensive suite of systems and procedures developed by Lennar to operate and manage the large-scale transition to being a land-light home building manufacturer, and all Intellectual Property rights in that suite of systems and procedures.

“HOPP’R Mark” means the HOPP’R name and all related rights in Marks as Licensor owns or comes to own while this Agreement remains in effect.

“Improvements” means improvements, enhancements, or modifications to, or derivative works of, the Intellectual Property.

“Indemnified Party” has the meaning set forth in Section 7.1.

“Intellectual Property” means all Copyrights, Patents, and Know-How, but expressly excluding any Marks.

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“Know-How” means know-how, trade secrets, concepts, specifications, technical information, engineering information, manufacturing information, designs, schematics, drawings, prototypes, data, protocols, processes, procedures, models, methods, techniques, or other proprietary information, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, in each case whether in tangible or intangible form, and any applicable copies, adaptations, translations, updates, improvements or modifications of any of the above, in each case that derive actual or potential independent economic value from not being generally known to, or readily ascertainable through proper means by, other Persons, but excluding any Copyrights or Patents that cover or protect any of the above.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or order of any Governmental Authority.

“License Agreement” has the meaning set forth in the Recitals.

“Licensed IP” means the HOPP’R and the HOPP’R Mark.

“Licensor” has the meaning set forth in the Recitals.

“Loss” or “Losses” means any and all losses, damages, payments, liabilities, deficiencies, claims, awards, assessments, judgments, penalties, fines, interest, costs, and expenses (including attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing or defending the above).

“Marks” means trademarks, service marks, logos, trade names, trade dress, internet domain names, accounts or “handles” with social media platforms, such as Facebook, LinkedIn, or Twitter/X, or other indicia of origin, and all registrations or applications for registration of the foregoing (including intent-to-use applications or other similar reservations of marks), including the goodwill associated with or symbolized by, and common law rights in, any or all of the foregoing.

“Millrose” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means (a) all patents and patent applications; (b) all patents and patent applications that claim priority to any patent or patent applications described in clause (a) of this definition; (c) all continuations, divisionals, continuations-in-part, reissues, renewals, reexaminations, provisionals, substitutions, extensions, foreign counterparts, or equivalents of any patent or patent application described in clause (a) or (b) of this definition; and (d) all patents issuing from any patent application described the preceding clauses.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, association, corporation, limited liability company, Governmental Authority, custodian, nominee, or other individual or entity, in its own or any representative capacity, in each case, whether domestic or foreign.

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“Sublicensee” has the meaning set forth in the preamble.

“Sublicensor” has the meaning set forth in the preamble.

Section 1.2 Interpretation. The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms used in this Agreement and defined in the singular have correlative meanings when used in the plural, and vice versa. The headings used in this Agreement are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to an Article or Section such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” “including,” “e.g.,” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” when used in this Agreement is not exclusive. The word “will” when used in this Agreement is to be construed to have the same meaning and effect as the word “shall.”

ARTICLE II

GRANT OF SUBLICENSE

Section 2.1 Grant of Sublicense. Subject to the terms and conditions set forth in this Agreement, Sublicensor hereby grants to Sublicensee and its Affiliates, and Sublicensee hereby accepts, on behalf of itself and its Affiliates, a non-exclusive, worldwide, non-sublicensable (except from time to time to the Person responsible for the management and operation of Millrose) or any of its Affiliates, non-transferable, fully paid-up, royalty-free, perpetual sublicense to use the Licensed IP solely for Sublicensee’s and its Affiliates’ internal business purposes. Except as otherwise expressly approved in writing by Sublicensor, the sublicense described in the preceding sentence is personal to Sublicensee and may only be further sublicensed to such Person as is responsible for the management and operation of Millrose or any of its Affiliates from time to time, and such further sublicense shall be limited solely to use by such manager or operator for the benefit of Millrose and solely for such time as such Person is acting as the manager or operator of Millrose or any of its Affiliates.

Section 2.2 Improvements. As between the Parties and their Affiliates, all title and ownership rights, including all Intellectual Property rights, throughout the world in any Improvements to the Licensed IP first conceived and reduced to practice by Sublicensee or any of its Affiliates under this Agreement shall vest in Sublicensor, which Improvements Sublicensor will hold for the sole benefit of Licensor. Sublicensee hereby irrevocably assigns, transfers, and conveys, on behalf of itself and its Affiliates to Sublicensor all of its right, title, and interest in and to the Improvements, which Sublicensor will further assign, transfer, and convey to Licensor. All Improvements referred to in the preceding sentences shall be deemed to be part of the Licensed IP and included in the rights and license granted in Section 2.1.

Section 2.3 Reservation of Rights. All right, title, and interest in and to the Licensed IP shall remain the exclusive property of Licensor. Except for the rights expressly granted in this Article II, no licenses or sublicenses are granted by Sublicensor to Sublicensee or its Affiliates under this Agreement, directly or indirectly, either expressly or by implication, by estoppel, or otherwise. Any and all rights not expressly granted to Sublicensee or its Affiliates in

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this Agreement are reserved by Sublicensor. Sublicensee agrees that all goodwill and improved reputation in respect of, associated with, or generated by Sublicensee’s or any of its Affiliates’ use of the HOPP’R Mark shall inure to the sole benefit of Sublicensor, on behalf of Licensor, and this Agreement does not confer on Sublicensee or any of its Affiliates any goodwill or ownership interest in the HOPP’R Mark. Except as expressly set forth in this Agreement, in no event will this Agreement be deemed to grant a Party any right or license, express or implied, with respect to the Marks of the other Party, and except as otherwise expressly set forth in this Agreement, neither Party (nor any Affiliate of such Party) shall have any rights or licenses under this Agreement, express or implied, with respect to any other Intellectual Property owned, licensed, or sublicensed by the other Party or any of that other Party’s Affiliates.

Section 2.4 Limitations on Scope of Marks License. Notwithstanding any other provision of this Agreement, the HOPP’R Mark (a) must be used in the manner, including with respect to style, typeface, and graphic appearance, as may be directed by Sublicensor from time to time and (b) may not be combined, mixed, comingled, or otherwise joined with any other Marks or with any prefix or suffix or any modifying word or term. Sublicensee is permitted to use the HOPP’R Mark solely in a manner that is in conformity with (i) Licensor’s generally applicable policies regarding quality control and use of the HOPP’R Mark (as conveyed to Sublicensee by Sublicensor from time to time) and (ii) the quality control provisions set forth in Article V. Use of the HOPP’R Mark in any advertising or other publicity channels shall require Sublicensor’s prior review and written approval, which Sublicensor may grant or withhold in its sole discretion in consultation with Licensor.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term. This Agreement shall commence on the Effective Date and shall continue in perpetuity unless earlier terminated by written agreement of the Parties or by Sublicensor pursuant to Section 3.2.

Section 3.2 Termination. Sublicensor may immediately terminate this Agreement, or the sublicense granted in this Agreement, upon written notice to Sublicensee:

(a) if Sublicensee fails in any material respect to comply with or breaches in any material respect the terms and conditions of this Agreement and Sublicensor gives written notice to Sublicensee specifying that failure or breach; provided that (i) Sublicensee shall have sixty (60) days after the date of receipt of that notice to cure the breach, (ii) if the failure or breach is not cured by the end of the sixty (60) day period, or if the breach is not able to be cured, Sublicensor may terminate this Agreement immediately by written notice to Sublicensee given at any time after the end of the sixty (60) day period, (iii) Sublicensor is not required to provide to Sublicensee more than one opportunity to cure a given breach of this Agreement, and (iv) if, after a given breach of this Agreement by Sublicensee has been cured, Sublicensee again breaches this Agreement in the same or a substantially similar manner, then Sublicensor may terminate this Agreement immediately by written notice to Sublicensee, and Sublicensee shall have no opportunity to cure that repeated breach;

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(b) if Sublicensee makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, Sublicensee; or

(c) if all or a material part of Sublicensee’s assets are condemned, expropriated, or otherwise taken over by a Governmental Authority or are repossessed, foreclosed upon, or otherwise seized by any Sublicensee creditor.

Sublicensor’s right to terminate this Agreement pursuant to this Section 3.2 shall be without prejudice to the enforcement of any other rights or remedies that Sublicensor may have under this Agreement, at law or in equity.

Section 3.3 Effect of Termination of License.

(a) Upon the termination of this Agreement for any reason: (a) Sublicensee’s and its Affiliates’ sublicense to use the Licensed IP shall immediately and automatically terminate; (b) Sublicensee shall immediately stop and shall cause its Affiliates to stop, using the Licensed IP and promptly, upon becoming aware of any materials, stationery, or other documents (whether in written, electronic, optical, or other form) in the possession or control of Sublicensee that contain the HOPP’R Mark, remove the HOPP’R Mark from those materials, stationery, or documents or destroy those materials, stationery, or documents (provided that the Sublicensee and its Affiliates shall be permitted to keep a copy of those materials, stationery, or documents for archival purposes only, without an obligation to remove HOPP’R Mark from those materials, stationery or documents); and (c) all rights in the Licensed IP granted to Sublicensee and its Affiliates, including any associated goodwill, under this Agreement, shall automatically revert to Sublicensor, for the benefit of Licensor.

(b) Upon the termination of this Agreement, Sublicensee shall not, and shall cause its Affiliates to not, use any Mark that is confusingly similar to or dilutive of the HOPP’R Mark, or any variation, derivation, or colorable imitation of the HOPP’R Mark.

Section 3.4 Survival. Notwithstanding any provisions of this Article stating otherwise, Article I, Section 2.3, Section 2.4, this Section 3.4, Article IV, Article VI, Article VII, Article VIII, and Article IX shall survive the termination of this Agreement.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 Generally. The Parties acknowledge that, in connection with this Agreement, each Party may obtain access to Confidential Information of the other Party. Each Party shall, and shall ensure that its Affiliates shall: (a) not use Confidential Information of the other Party except as contemplated in this Agreement; (b) not use or cause to be used Confidential Information of the other Party for its own account or for the benefit of any third party; (c) not directly or indirectly disclose, reveal, divulge, or communicate Confidential Information of the other Party other than to the authorized officers and employees of the other Party and its Affiliates who must be directly involved with the Confidential Information for the purposes of this Agreement and who are bound by confidentiality terms at least as restrictive as those in this Agreement; (d) not reverse engineer, de-compile, or disassemble any Confidential Information of the other Party; (e) use the same degree of care as for its own information of like

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importance, but at least use reasonable care, in safeguarding against disclosure of the Confidential Information of the other Party; and (f) promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party and take reasonable steps to regain possession of that Confidential Information and prevent further unauthorized actions or other breach of this Agreement. Each Party may disclose Confidential Information of the other Party pursuant to any order or requirement of a court, administrative agency, or other Governmental Authority; provided that the Party making that disclosure shall give reasonable and, if practicable, advance notice to the other Party of that order or requirement in order to give the other Party a reasonable opportunity to enjoin that disclosure, to limit the scope of that disclosure, or to seek other protective orders.

Section 4.2 Exclusions. Notwithstanding anything to the contrary contained in this Agreement, the restrictions and obligations set forth in Section 4.1 shall not apply to any information that (a) is or becomes generally known to the public or in the applicable industry, other than as a result of a breach of this Agreement, (b) is known to the receiving Party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving Party’s further use or disclosure (except for Confidential Information that was known by the receiving Party prior to the Effective Date) or (c) is independently developed by the receiving Party without reference to the Confidential Information disclosed by the disclosing Party.

Section 4.3 Publicity. Except as agreed between the Parties, neither Party shall make any press release or other public statement or disclosure (including communications to employees, customers, or suppliers) regarding this Agreement without giving the other Party reasonable prior notice and the opportunity to review and comment upon that release, statement, or disclosure, unless and only to the extent that disclosure is required under applicable Law.

ARTICLE V

QUALITY CONTROL

Section 5.1 Exercise of Quality Control.

(a) Sublicensee acknowledges the importance of Sublicensor’s exercise of quality control over the use of the HOPP’R Mark, on behalf of Licensor, in order to preserve the continued integrity and validity of the HOPP’R Mark and to protect the value and goodwill associated with the HOPP’R Mark, and that, as between the Parties, Sublicensor has the sole right to exercise such control.

(b) Sublicensee hereby agrees and covenants that Sublicensee’s and its Affiliates’ use of the HOPP’R Mark shall be in accordance with any guidelines (including brand guidelines), standards, and requirements of quality reasonably prescribed by Licensor, as may be provided to Sublicensee from time to time during the Term.

(c) Sublicensee shall not, and shall cause its Affiliates not to, use the HOPP’R Mark in any manner that is reasonably likely to or does tarnish, dilute, disparage, or reflect negatively on Licensor, Sublicensor, any of their Affiliates, or the HOPP’R Mark.

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Section 5.2 Notices. Sublicensee shall, and shall its Affiliates not to, include trademark and other notices in connection with the use of the HOPP’R Mark as reasonably required by Sublicensor from time to time.

Section 5.3 Audit. Upon request from Sublicensor, Sublicensee shall deliver to Sublicensor (or to Licensor or a designated Affiliate) representative samples of all ways in which Sublicensee or its Affiliates used or uses the HOPP’R Mark. Sublicensor shall also have the right, on reasonable prior notice to Sublicensee, periodically to inspect and evaluate the manner in which Sublicensee or any of its Affiliates uses the HOPP’R Mark, including the rights to (a) periodically evaluate the quality of the services offered by Sublicensee or its Affiliates using the HOPP’R Mark, (b) periodically request samples of materials on which Sublicensee or its Affiliates uses the HOPP’R Mark, and (c) review or audit any document, information, or matter relating to the HOPP’R Mark or this Agreement, through Sublicensor’s or Licensor’s own staff or through contractors, agents, auditors, or advisers. Sublicensee shall provide Sublicensor or Licensor and their respective employees, contractors, agents, auditors, and advisers with such information, assistance and access to Sublicensee’s premises, employees, and documentation as is reasonable in order that they may fully and promptly carry out each audit. These evaluations are meant to ensure that Sublicensee or its Affiliates are using the HOPP’R Mark in a manner designed to maintain or enhance the reputation and integrity of the HOPP’R Mark and the goodwill associated with it, and Sublicensor reserves, and reserves on behalf of Licensor, all rights of approval necessary to achieve this result.

Section 5.4 Compliance with Quality Control Provisions. If Sublicensor determines, in its or in Licensor’s discretion, that Sublicensee’s or its Affiliates use of the HOPP’R Mark does not comply with the applicable quality or usage standards of this Agreement, Sublicensor immediately may, in addition to its other rights and remedies under this Agreement, require Sublicensee or its Affiliates to take all reasonable steps to remedy any such deficiencies promptly after Sublicensee’s receipt of written notice of those deficiencies or to cease those non-complying uses.

ARTICLE VI

MAINTENANCE AND ENFORCEMENT

Section 6.1 Ownership.

(a) The Parties hereby acknowledge and agree that, as between Licensor, the Parties, and their respective Affiliates, Licensor is and shall be the sole and exclusive owner of all right, title, and interest in and to the Licensed IP. Sublicensee agrees not to represent to any third party that Sublicensee or any of its Affiliates has any ownership interest in the Licensed IP.

(b) Sublicensee covenants and agrees that it shall not, and shall cause its Affiliates not to, do anything inconsistent with Licensor’s ownership of the HOPP’R Mark and shall not claim adversely to Licensor or Sublicensor or assist any third party in attempting to claim adversely to Licensor or Sublicensor, with regard to that ownership. Sublicensee covenants and agrees that it will not, and will cause its Affiliates not to, challenge, in any country or jurisdiction, Licensor’s or any of its Affiliates’ title to or ownership of the HOPP’R Mark or any rights in the HOPP’R Mark, challenge any issuances or application of any HOPP’R Mark, or challenge the validity of the HOPP’R Mark.

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Section 6.2 Prosecution and Maintenance. Licensor shall have the sole right (but not the obligation) to prosecute and maintain any rights in and to the Licensed IP with respect to third parties. Sublicensee shall reasonably assist and cooperate with Sublicensor and Licensor at Sublicensor’s expense in (a) the provision of any requested documentation necessary for the prosecution or maintenance of the Licensed IP and (b) the execution and delivery of any documents for the prosecution or maintenance of the Licensed IP.

Section 6.3 Enforcement. Sublicensee shall promptly notify Sublicensor of any infringement or misappropriation of the Licensed IP that comes to Sublicensee’s attention. Licensor shall have the sole right (but not the obligation) to bring and control any claim related to the infringement, misappropriation, or other violation of any rights in and to the Licensed IP by a third party and shall retain one hundred percent (100%) of all damages, recoveries, and other amounts awarded or obtained in connection with any such claim prosecuted by Licensor. Sublicensee shall reasonably assist and cooperate with Licensor and Sublicensor in connection with its prosecution of a claim pursuant to this Section 6.3, at the expense of the Sublicensor, including the provision or execution of any requested documentation.

Section 6.4 No Challenge. Sublicensee agrees that it shall not, and shall cause its Affiliates not to, take any actions inconsistent with Licensor’s ownership of the Licensed IP and shall not claim adversely to Licensor or Sublicensor, or assist any third party in attempting to claim adversely to Licensor or Sublicensor, with regard to such ownership. Sublicensee agrees that it shall not, and shall cause its Affiliates not to, challenge, in any country or jurisdiction, (a) Licensor’s title to or ownership of the Licensed IP or any rights in the Licensed IP, (b) any issuance or application of any Licensed IP, or (c) the validity of the Licensed IP, this Agreement, or the sublicense granted in this Agreement.

Section 6.5 Avoidance of Adverse Trademark Actions by Sublicensee. Sublicensee hereby covenants that it shall not, and will not authorize its Affiliates or any third party to: (a) either directly or indirectly apply for the registration or renewal of registration of the HOPP’R Mark, any variation thereon, or any Mark that contains or is confusingly similar to or dilutive of the HOPP’R Mark or (b) use the HOPP’R Mark when Sublicensee knows or has reason to know that its use infringes or otherwise violates, or is alleged to infringe or otherwise violate, the Marks or other proprietary rights of another party.

Section 6.6 Specific Performance and Injunctive Relief. Sublicensee acknowledges that the Licensed IP possesses special, unique, and extraordinary characteristics that make difficult the assessment of the monetary damages that Licensor and Sublicensor would sustain by Sublicensee’s or its Affiliates’ breach of Article II, Article IV, Article V, or Article VI. Sublicensee acknowledges and agrees, on behalf of itself and its Affiliates that the use of the Licensed IP outside the scope of the sublicense grant set forth Article II or any other breach of this Agreement would cause irreparable harm to Licensor and Sublicensor for which monetary damages would be an inadequate remedy and that Licensor and Sublicensor would suffer irreparable harm due to delay if, as a condition to obtaining an injunction, restraining order, or other equitable remedy with regard to Sublicensee’s or its Affiliates’ use or breach, Licensor or Sublicensor were required to participate in mediation, arbitration, or further court proceedings with Sublicensee or demonstrate that Licensor or Sublicensor would suffer irreparable harm. Accordingly, in the event of any such use or breach, for the purpose of granting an injunction, restraining order, or other equitable remedy, the Parties intend for the court to assume that Sublicensee’s or its Affiliates’ use or breach would cause Licensor and Sublicensor

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irreparable harm. The obligations of Sublicensee under this Agreement shall be enforceable by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection with any such decree. The remedies discussed in this Section 6.6 shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that Sublicensor may have under this Agreement or otherwise. Sublicensee agrees that neither Licensor nor Sublicensor shall be required to post a bond or any other security in any action described in this Section 6.6.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Sublicensee Indemnification Obligations. Sublicensee agrees to defend, indemnify, and hold harmless Licensor, Sublicensor, their respective Affiliates, and each of its and their respective directors, officers, and employees (each, an “Indemnified Party”), in each case from and against any and all Losses suffered or incurred by an Indemnified Party arising out of, related to, or connected with Sublicensee’s and its Affiliates’ exploitation of the Licensed IP.

Section 7.2 Indemnification Procedures. If a claim is commenced against an Indemnified Party, the Indemnified Party shall give Sublicensee prompt notice of the claim. The failure to deliver such notice, however, shall not release Sublicensee from any of its obligations under this Article except to the extent that Sublicensee is materially prejudiced by that failure. At Sublicensee’s cost and expense: (a) Sublicensee shall immediately take control of the defense of the claim and shall engage attorneys acceptable to the Indemnified Party to defend the claim, and (b) the Indemnified Party shall cooperate with Sublicensee (and its attorneys) in the defense of the claim. The Indemnified Party may, at its own cost and expense, participate (through its attorneys or otherwise) in the defense of the claim. Sublicensee shall not, without the Indemnified Party’s consent, enter into a settlement of the claim that (i) does not include a full release of the Indemnified Party or (ii) involves a remedy other than the payment of money. If Sublicensee does not assume control over the defense of a claim as provided in this Section, the Indemnified Party may defend the claim in such manner as it may deem appropriate, at the cost and expense of Sublicensee. Notwithstanding the preceding sentence, Sublicensee shall not be entitled to assume control of the defense of any claim that could impose criminal liability on the Indemnified Party, and unless otherwise agreed by the Parties, the Indemnified Party shall have the right (but not the obligation) to defend any such claim at the cost and expense of Sublicensee.

ARTICLE VIII

DISCLAIMER; LIMITATION OF LIABILITY

Section 8.1 DISCLAIMER. THE RIGHTS AND SUBLICENSES GRANTED TO SUBLICENSEE AND ITS AFFILIATES UNDER THIS AGREEMENT ARE PROVIDED “AS IS”, AND SUBLICENSOR HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, TITLE, OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND SUBLICENSOR ASSUMES NO RESPONSIBILITY OF ANY KIND WHATSOEVER WITH RESPECT TO SUBLICENSEE’S AND ITS AFFILIATES’ USE OF THE LICENSED IP.

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Section 8.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, WHETHER IN AN ACTION IN NEGLIGENCE, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE FOR (A) ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, (B) ANY DAMAGES THAT WERE NOT REASONABLY FORESEEABLE AT THE TIME THIS AGREEMENT WAS ENTERED INTO, OR (C) ANY DAMAGES BASED ON LOST PROFITS OR REVENUES, BUSINESS INTERRUPTION, DIMINUTION IN VALUE, LOSS OF CUSTOMERS, LOSS OF REPUTATION, OR MULTIPLES OF EXPECTED FINANCIAL PERFORMANCE, IN EACH CASE EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 9.2 Waiver. No failure or delay of either Party in exercising any right or remedy under this Agreement shall operate as a waiver of that right, nor shall any single or partial exercise of any such right or power, any abandonment or discontinuance of steps to enforce that right or power, or any course of conduct preclude any other or further exercise that right or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies that the Parties would otherwise have under this Agreement. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of that Party.

Section 9.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on written confirmation of receipt if delivered by e-mail, (c) on the first Business Day following the date of dispatch if delivered using a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to the Sublicensor, to:

Lennar-Millrose HOPP’R, LLC

[redacted]

Attention: [redacted]

E-mail: [redacted]

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with a copy (which shall not constitute notice) to:

Lennar Corporation

[redacted]

Attention: [redacted]

E-mail: [redacted]

(ii) if to Sublicensee, to:

Millrose Properties, Inc.

[redacted]

Attention: [redacted]

E-mail: [redacted]

with a copy (which shall not constitute notice) to:

[redacted]

[redacted]

Attention: [redacted]

E-mail: [redacted]

Section 9.4 Changes to Contact Information. Either Party may change its contact information for notices and other communications under this Agreement by notice to the other Party pursuant to Section 9.3.

Section 9.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior oral and written agreements and understandings relating to such subject matter.

Section 9.6 Governing Law and Venue. This Agreement shall be interpreted, construed, governed, and enforced in all respects in accordance with the laws of the State of Delaware, without giving effect to its conflicts-of-laws provisions. Neither Party shall commence or prosecute any action, suit, or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. The Parties irrevocably consent to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

Section 9.7 Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by a Party without the prior written consent of the other Party, and any assignment or delegation without prior written consent shall be null and void; provided that this Agreement may be assigned by Sublicensor, in whole or in part, to an Affiliate or in connection with the sale of Sublicensor or its business (whether by merger, stock sale, asset purchase, or otherwise) or the transfer or sale of any business unit, Affiliate, division, or product line (by means of a reorganization, asset sale, stock sale, merger, or otherwise) of Sublicensor to which this Agreement relates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

Sublicense Agreement	12

Section 9.8 Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and each such Party intends that this Agreement shall not benefit, or create a right or cause of action in or on behalf of, any Person other than the Parties, Licensor, their permitted assigns, and with respect to Article VII, the Indemnified Parties. The Parties reserve the power to modify or terminate this Agreement without the consent of the Indemnified Parties.

Section 9.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law in any jurisdiction, then that invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in that jurisdiction, and this Agreement shall be reformed, construed, and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 9.11 Electronic Signature. This Agreement may be executed electronically (including by means of .pdf signature or digital signature software such as DocuSign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 9.12 No Presumption Against Drafting Party. Each Party acknowledges that it has been represented by legal counsel in connection with this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 9.13 Affiliates. Each Party shall cause all of its Affiliates to comply with the terms and conditions of this Agreement.

Section 9.14 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing, and delivery of any and all documents and instruments that any other Party may reasonably request, in order to effect the intent and purpose of this Agreement.

Remainder of this page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the Effective Date.

SUBLICENSEE:

Millrose Properties Holdings, LLC

By:
Name:
Title:

SUBLICENSOR:

Lennar-Millrose HOPP’R, LLC

By:
Name:
Title:

Signature Page to Sublicense Agreement